EXHIBIT 10.1

MANAGEMENT AGREEMENT

BY AND AMONG

MILLROSE PROPERTIES, INC.

AND

KENNEDY LEWIS LAND AND RESIDENTIAL ADVISORS LLC

i

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of [•], 2024 and effective as of the Spin-Off Date (as defined below), is entered into by and between Millrose Properties, Inc., a Maryland corporation (“Millrose” and, together with its subsidiaries, the “Company”), and Kennedy Lewis Land and Residential Advisors LLC, a Delaware limited liability company (the “Manager”).

RECITALS

A. The Company is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 and intends to elect to qualify as a REIT for U.S. federal income tax purposes.

B. The Company will operate and manage, through certain subsidiaries, a large-scale Homesite Option Purchase Platform (to be known as the “HOPP’R”) that will deliver “just in time” finished homesites to Lennar (as defined below) and potentially other home builders in the United States.

C. In connection with the contribution of land assets by Lennar Corporation (“Lennar”) to Millrose, Lennar will be distributing in a taxable spin-off approximately 80% of the outstanding shares of Millrose’s common stock to Lennar’s existing Class A and Class B common stockholders (the “Spin-Off”), which is expected to become effective on or around [•], 2024 (the date the Spin-Off becomes effective is referred to herein as the “Spin-Off Date”).

D. The Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of the Manager and its Affiliates and to have the Manager undertake the duties and responsibilities set forth in this Agreement, on behalf of, and subject to the supervision of the Board of Directors of the Company, all as provided in this Agreement.

E. The Manager is willing to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions set forth below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accelerated Termination” has the meaning set forth in the definition of Termination Fee.

“Administrative Services” means the administrative services described in Exhibit A.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (ii) any executive officer, director, trustee or general partner of such other Person; and (iii) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Allocation Policy” means the policy and other parameters for allocation of opportunities by the Manager between the Company and other affiliates of Kennedy Lewis as set forth in Exhibit C to this Agreement, as may be amended, restated, modified, supplemented or waived by the Board of Directors from time to time.

“Articles of Incorporation” means the Articles of Amendment and Restatement of the Company, as amended from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 14(a).

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.

“Cause” has the meaning set forth in Section 15(a).

“Cause Termination Notice” has the meaning set forth in Section 15(a).

“Code” means the Internal Revenue Code of 1986, as amended from, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Compensation Committee” means the compensation committee of the Board of Directors.

“Covered Person” has the meaning set forth in Section 16(a).

“Director” means a member of the Board of Directors.

“Distributable Earnings” means the net income (loss) attributable to the common stockholders of the Company, computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

“Effective Termination Date” has the meaning set forth in Section 14(b).

“Equity” means (a) the sum of (i) total Company stockholders’ equity immediately prior to the Spin-Off Date, plus (ii) the net proceeds received by the Company or the Company’s subsidiaries from all issuances of the Company’s or the Company’s subsidiaries’ equity securities on and after the Spin-Off, plus (iii) the Company’s cumulative Distributable Earnings from and after the Spin-Off Date to the end of the most recently completed calendar quarter, (b) less (i) any distributions to the Stockholders (or, as applicable, distributions to the equity holders in the Company’s subsidiaries (other than the Company)) from and after the Spin-Off Date to the end of the most recently completed calendar quarter and (ii) all amounts that the Company or any of its subsidiaries has paid to repurchase the Company’s or the Company’s subsidiaries’ common equity from and after the Spin-Off Date to the end of the most recently completed calendar quarter. In the Company’s calculation of Equity, the Company will adjust its calculation of Distributable Earnings to remove the compensation expense relating to awards (if any) granted under one or more of its long-term incentive plans that is added back in the calculation of Distributable Earnings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder’s Rights Agreement” has the meaning set forth in Section 5.

“GAAP” means generally accepted accounting principles in the U.S.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended.

“HOPP’R” means the Homesite Option Purchase Platform sublicensed to the Company and its affiliates by a subsidiary of Lennar, as described in the Recitals to this Agreement.

“Independent Director” means a Director who qualifies as an “independent director” under the NYSE listing rules.

“Initial Term” has the meaning set forth in Section 14(a).

“Investment Guidelines” means the investment guidelines and other investment parameters for the HOPP’R and other Investments, financing activities and other operations as set forth in Exhibit B to this Agreement, as may be amended, restated, modified, supplemented or waived by the Board of Directors from time to time.

“Investments” means any investments by the Company in real estate assets (including land) or any other asset, consistent with the Company’s Investment Guidelines.

“Kennedy Lewis” means Kennedy Lewis Investment Management LLC.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages, mezzanine loans and bridge loans.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 14(c).

“Management Fee” means an annual fee, calculated and payable quarterly in advance, in an amount equal to 1.25% per annum of Tangible Assets (0.3125% per quarter), determined in accordance with Section 10.

“Manager’s Duties” has the meaning set forth in Section 3.

“NYSE” means the New York Stock Exchange.

“Non-Revenue Generating Assets” shall be defined as any asset not associated with an income generation opportunity or owned real estate. For the avoidance of doubt, Non-Revenue Generating Assets shall exclude owned real estate with terminated or unexercised option contracts.

“Offering” means any public or private offering of equity or debt securities of the Company that is consummated subsequent to the date of this Agreement, excluding Shares offered under any employee benefit plan of the Company.

“Offering Expenses” means any and all expenses (including underwriting discounts and commissions) paid or to be paid by the Company in connection with an Offering, including, without limitation, the Company’s legal, accounting, printing, mailing and filing fees, rating agency engagement expenses and other documented offering expenses.

“Operating Expenses” means all costs and expenses required to operate the Company, including but not limited to (i) out-of-pocket expenses of the Manager in performing services for the Company, including those incurred in connection with the Administrative Services, (ii) expenses incurred in connection with the Manager’s Duties, (iii) expenses incurred by Millrose or the Manager in connection with any legal, accounting, financial and due diligence services provided to the Company, as well as any expenses in connection with compliance with securities laws, (iv) expenses incurred in connection with maintaining compliance with applicable laws, regulations, rules, policies and other requirements, including performing and satisfying any contractual obligations, (v) expenses incurred in connection with maintaining the Company’s REIT status for U.S. federal income tax purposes, and (vi) compensation paid to all officers, employees, vendors, consultants, advisors and other outside professionals, as well up to $1.25 million per year (plus an annual increase of 3% per year, compounded annually) of non-employee Directors’ fees (including base fees, any additional amounts to be paid to chairpersons and members of any committees, any lead independent directors and/or any other similar roles and any cash-settled equity awards granted under any equity incentive plan) to be paid in cash (the “Directors’ Cash Compensation Cap”), the total amount of which to be determined by the Compensation Committee based on the advice of a reputable executive compensation consulting firm engaged by the Compensation Committee at its discretion. Any cash-based non-employee Director’s fees in excess of the Directors’ Cash Compensation Cap, as well as all stock-settled compensation to be paid to any non-employee Directors, shall be paid by the Company. For the avoidance of doubt, a “non-employee Director” means any Director who is not an employee of the Company or of the Manager. Operating Expenses will also include the Company’s cost for rent, telephone, utilities, office furniture, equipment, supplies, machinery and other office, internal and overhead expenses of the Manager required for the Company’s operations.

“Pause Period” has the meaning set forth in the Master Option Agreement, by and between Millrose, Millrose Properties Holdings, LLC and U.S. Home, LLC, dated as of [●], 2024.

“Performance Goal” has the meaning set forth in the definition of Termination Fee.

“Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

“Post-Termination Management Extension” has the meaning set forth in Section 5(c).

“Registration Statement” means the Company’s Registration Statement on Form S-11 (No. [•]), as amended from time to time, as declared effective by the SEC on [•], 2024.

“Reimbursable Expenses” has the meaning set forth in Section 11(a).

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of the Company’s common stock, par value $0.01 per share.

“Spin-Off” means the Company’s separation from Lennar on the Spin-Off Date, as described in the Recitals to this Agreement.

“Spin-Off Date” means [•], 2024, as described in the Recitals to this Agreement.

“Stockholders” means the beneficial owners of the Shares.

“Return on Equity” means (i) consolidated net income calculated in accordance with GAAP as reported in Millrose’s filings with the SEC, plus any taxes paid by Millrose or any subsidiaries of Millrose during such period, plus the amount of Reimbursable Expenses incurred by Millrose over the applicable period that are reasonably determined to be unrelated to the performance of the Manager’s duties under this Agreement, plus an adjustment for any reduction in income related to any Pause Period in effect pursuant to Millrose option agreements, divided by (ii) average Millrose consolidated shareholders’ equity at the end of each fiscal quarter over the same period as reported in Millrose’s filings with the SEC.

“Tangible Assets” means

(A)

from the Spin-Off Date through (and including) the end of the first month following twelve (12) months after the Spin-Off Date: (i) the Company’s total assets (including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii); and

(B)

thereafter: (i) the Company’s total assets (not including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii), each determined on a non-consolidated basis in accordance with GAAP.

“Termination Notice” has the meaning set forth in Section 14(b).

“Termination Fee” means a termination fee payable upon a Termination Without Cause by the Company pursuant to Section 14(b), equal to (A) if Millrose’s average annual Return on Equity during the three year period (or the number of years since the Spin-Off Date if less than three) preceding the Effective Termination Date has been equal to or higher than 7% (the “Performance Goal”), 3.0 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date, subject to a certification of the Board of Directors, to be provided within 60 days of its vote to approve a Termination Without Cause, that Millrose has achieved the Performance Goal (such certification not be withheld, conditioned to delayed in the event that the Board of Directors determines in good faith that the Performance Goal has been achieved), or (B) if the Performance Goal is not met, then (i) prior to the expiration of the Initial Term (an “Accelerated Termination”), 2.5 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date, and (ii) at or after the expiration of the Initial Term or any Automatic Renewal Period, as applicable, 1.5 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date. If this Agreement is terminated prior to the two year anniversary of the date of this Agreement and a Termination Fee is payable, the Management Fee earned during such period will be annualized for purposes of calculating the average annual Management Fee.

“Termination Without Cause” has the meaning set forth in Section 14(b).

“Third Parties” has the meaning set forth in Section 3(c).

2. Appointment. The Company hereby appoints the Manager to serve as the Company’s manager, as agent, to perform the services set forth herein on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment. Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by Third Parties and/or its Affiliates without relieving the Manager from responsibility for fulfillment of those duties.

3. Duties of the Manager. The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform or cause to be performed through one or more of its Affiliates; or subsidiaries or appropriate Third Parties, such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation (collectively, “Manager’s Duties”):

(a) negotiate and execute all HOPP’R and other similar agreements with the Company’s customers;

(b) provide the daily management for the Company and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company (including providing services in connection with the operation of the HOPP’R), including without limitation the Administrative Services;

(c) conduct diligence by employing Kennedy Lewis’ current underwriting team to conduct a thorough independent diligence assessment of each proposed transaction, ensuring adherence to the Investment Guidelines and assessing the credibility of the home builder’s financial projections, and, in doing so, the Manager will leverage third-party market data and internal proprietary datasets to formulate an autonomous evaluation of projected home selling prices, sales pace, and profit margins for each community. In general, such due diligence would include a thorough legal evaluation that ensures the land has received all necessary entitlement and environmental approvals, unless the Manager is able to negotiate arrangements with the home builder where the Manager determines that there is not a need to conduct such an extensive legal analysis on the proposed transaction;

(d) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder (“Third Parties”), including, but not limited to, consultants, accountants, lenders, attorneys, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing, including Affiliates of the Manager, and Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company with any of the foregoing. Third Parties shall not be compensated by the Company;

(e) subject to the oversight of the Independent Directors of the Board and the terms and conditions of this Agreement (including the Investment Guidelines and the Allocation Policy), identify, investigate, analyze and select other Persons to which the Company can provide the HOPP’R or other land bank services. Once Persons are identified, the Manager shall evaluate and negotiate agreements with respect to the foregoing on behalf of the Company and in furtherance of the Company’s strategic objectives;

(f) negotiate agreements providing for the issuance of additional Shares on behalf of the Company to other Persons provided that any such issuance of additional Shares shall be approved by the Board of Directors, a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors;

(g) in addition to services related to providing the HOPP’R to the Company’s customers, render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein, including locating, analyzing and selecting potential Investments (including real estate assets), and negotiating and entering into agreements relating to Investment and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Investments;

(h) negotiate on behalf of the Company with banks or other lenders for Loans or other borrowing transactions to be made to the Company provided that any Loan or other borrowing transaction shall be approved by the Board of Directors, a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors;

(i) provide the Company with all necessary cash management services, and manage accounting and other record keeping functions for the Company;

(j) perform investor-relations and Stockholder communications functions for the Company;

(k) maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies;

(l) advise the Company regarding the maintenance of the Company’s qualification as a REIT and monitor the Company’s compliance with the various REIT qualification requirements and other rules set forth in the Code and any applicable Treasury Regulations promulgated under the Code, as amended from time to time, and use its reasonable best efforts to cause the Company to qualify as a REIT and to maintain its qualification as a REIT for U.S. federal income tax purposes;

(m) cause to be prepared, within twenty-five (25) days of the end of each quarter, quarterly asset, income, and distribution testing for REIT purposes, including determination of the fair market value of any investment in a “taxable REIT subsidiary” (within the meaning of Section 856) and any intercompany notes intended to qualify as “real estate assets” under Section 856(c)(5)(B);

(n) provide the Company with an updated model of the Manager’s REIT cashflow calculations annually;

(o) advise the Company regarding the maintenance of their exemptions from the status of an investment company required to register under the 1940 Act, and monitor compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(p) assist the Company in qualifying to do business in all applicable jurisdictions in which the Company or their subsidiaries do business, and ensure that the Company and its subsidiaries obtain and maintain all applicable licenses;

(q) assist the Company in complying with all applicable regulatory requirements applicable to them with respect to its business activities, including compliance with SOX and Dodd Frank rules and preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by the NYSE;

(r) if requested by the Company, provide, or cause another qualified third party to provide, such internal audit, compliance and control services as may be required for the Company and its subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Shares or other securities of the Company are listed, and as otherwise requested by the Board;

(s) handle and resolve on behalf of the Company (including its subsidiaries) all claims, disputes or controversies, including all litigation, arbitration, settlement or other proceedings or negotiations, in which the Company or its subsidiaries may be involved (other than with the Manager or its Affiliates) or to which they may become subject, subject to such limitations or parameters as may be imposed from time to time by the Board;

(t) use commercially reasonable efforts to cause the Company and its subsidiaries to comply with all applicable laws;

(u) render such other services as may be determined by the Board of Directors consistent with the terms and conditions herein;

(v) use its commercially reasonable efforts to ensure that the Company complies with its responsibilities and obligations under the various agreements, including agreements with Lennar;

(w) make available sufficiently experienced and qualified personnel to perform all services, including serving as officers of the Company; and

(x) do all things necessary to assure its ability to render the services described in this Agreement;

Notwithstanding the foregoing, the Manager may delegate any of the foregoing duties to any Third Parties so long as the Manager remains responsible for the performance of the duties set forth in this Section 3; provided, however, that the Manager will pay all costs of the delegation of any of the foregoing duties to Third Parties, which shall not result in an increased Management Fee or additional expenses payable hereunder. Notwithstanding the foregoing, in no event shall the Manager delegate all or substantially all of its duties to Third Parties.

4. Authority of the Manager

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 9), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Manager the authority to perform the services described in Section 3.

(b) Notwithstanding anything herein to the contrary, the Manager shall obtain the prior approval of a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors in connection with any investment that is inconsistent with the Company’s publicly disclosed Investment Guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the Board from time to time.

(c) If a transaction requires approval by a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors, the Manager will deliver to the risk committee of the Board of Directors or another committee consisting entirely of Independent Directors all documents and other information reasonably required by them to properly evaluate the proposed transaction.

(d) During the term of this Agreement and on the terms and conditions set forth in this Agreement, the Company and each of its subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate (subject to any limitations imposed by the Board). This power of attorney is deemed to be coupled with an interest.

5. Founder’s Rights Agreement. The Manager acknowledges that the Company has entered into a Founder’s Rights Agreement with Lennar, dated [●], 2024 (the “Founder’s Rights Agreement”), which may be amended from time to time and is incorporated by reference into the Company’s Bylaws. The Company and Lennar have agreed to the provisions governing the “Management Succession Consent Right” set forth in Section 3.01 of the Founder’s Rights Agreement. The Manager agrees to act as Manager for the duration of the candidate selection and approval process described in Section 3.01(a) of the Founder’s Rights Agreement. The Manager acknowledges and agrees that the Board shall have the right to terminate this Agreement without penalty or any termination fee in the event the Manager does not present to the Board any candidates to succeed the Manager or the Key Men (as defined in the Founder’s Rights Agreement), as applicable, for consideration within 60 calendar days. Upon termination of this Agreement, the Manager, at the request of the Board, agrees to continue to undertake the Manager’s Duties and provide Administrative Services in accordance with the terms of this Agreement for up to 180 days following such termination (the “Post-Termination Management Extension”). The Post-Termination Management Extension provisions of this Section 5 shall survive for a period of one year after the expiration or earlier termination of this Agreement. In addition, the Company and Lennar have agreed that, pursuant to the Founder’s Rights Agreement, in the event this Agreement is terminated for any reason (with or without cause), including if the Board terminates the Manager or if KL resigns as Manager, Lennar shall have a “Management Succession Consent Right” under Section 3.01 of the Founder’s Rights Agreement over the Board’s selection of a new manager and over the Board’s execution of any new Management Agreement (whether with the same manager or a new manager), which consent shall not be unreasonably withheld or conditioned.

6. No Partnership or Joint Venture. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them. The parties to this Agreement acknowledge that, other than as may be set forth herein, they do not owe a fiduciary duty to one another.

7. Bank Accounts. The Manager may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the authority granted under Section 4 and in such other circumstances as the Board may approve, provided that no funds belonging to the Company shall be commingled with funds of the Manager or any of its Affiliates; and the Manager shall upon request render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

8. Records; Access; Confidentiality. The Manager shall maintain appropriate books of accounts and records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Manager shall at all reasonable times have access to the books and records of the Company. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (a) with the prior written consent of the Board, (b) to legal counsel, accountants or other professional advisors or consultants engaged by the Company, (c) to appraisers, financing sources and others in the ordinary course of the Company’s business, (d) to governmental officials having jurisdiction over the Company (including its subsidiaries), (e) in connection with any governmental or regulatory filings of the Company or of its subsidiaries, or disclosure or presentations to Company investors, (f) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (g) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 8. The confidentiality provisions of this Section 8 shall survive for a period of one year after the expiration or earlier termination of this Agreement.

9. Limitations on Activities. Notwithstanding anything herein to the contrary, the Manager shall not intentionally or with gross negligence, reckless disregard or bad faith take any action that, would (a) adversely affect the maintenance of the Company’s qualification as a REIT under the Code, unless the Board has determined that the maintenance of the Company’s REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the 1940 Act, (c) be contrary to or inconsistent with the Company’s Investment Guidelines or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be directed by the Board, in which case the Manager shall notify promptly the Board of the Manager’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given. In addition, as directed by the Board, the Manager shall not take any action if the Board determines that not taking such action is reasonably necessary to maintain the Company’s qualification as a REIT under the Code.

10. Compensation.

(a) During the term hereof, as the same may be extended from time to time, the Company shall pay the Manager the Management Fee. The Manager will not receive any compensation as calculated hereunder for the period prior to the Spin-Off Date. The Management Fee shall be due and payable quarterly in advance as of the first day of each quarter (January 1, April 1, July 1 and October 1) (provided that such initial and final payments will be pro-rated based on the number of days during such quarter that this Agreement was in effect; and provided further that the initial payment of the Management Fee shall be due and payable on the date hereof). The Manager may calculate each installment of the Management Fee based on its calculation of Tangible Assets on the first day of each quarter, and deliver such computation to the Board of Directors no less than three (3) business days prior to the beginning of each quarter, which computation may be reviewed by the Board of Directors, a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors.

(b) The Manager acknowledges that, pursuant to the Founder’s Rights Agreement, Lennar has the right, in connection with its Enforcement Rights (as defined therein) to compel the Company to stop payment of the Management Fee in certain circumstances where there is a legal dispute between Lennar and the Company. The Manager agrees that, upon receipt of a written notice by the Board of Directors of the Company that Lennar has exercised such Enforcement Right, which notice must include a copy of the written notice from Lennar to the Board of Directors of the Company, as signed by an authorized representative of Lennar, exercising its Enforcement Rights specifically with respect to compelling the Company to stop payment of the Management Fee pursuant to this Agreement, the Manager shall waive all Management Fee payments for the duration of the period set forth in such notice (the “Dispute Period”). Written notice of any extensions to such Dispute Period must be delivered to the Manager in advance of the expiration of originally-stated Dispute Period, along with any relevant documentation supporting such extension. The Manager agrees that such extensions shall be honored without affirmative approval by the Manager, unless the notice does not provide the reasons and supporting documentation (if applicable) for such extension. The Manager agrees that any discontinuation of the Management Fee payments in connection with the Manager’s waiver of the Management Fee pursuant to this Section 10(b) shall not be deemed to be a breach of contract or otherwise a default by the Company under this Agreement, and Manager may not terminate the Management Agreement solely by reason of such discontinuation of the Management Fee. Following the end of the Dispute Period, the Manager agrees that all waived payments of the Management Fee shall not be paid or otherwise reimbursed to the Manager by the Company, if the legal dispute between Lennar and the Company is resolved (by court order, judgment or similar equivalent) in Lennar’s favor. In the event the legal dispute is resolved (by court order, judgment or similar equivalent) in the Company’s favor, the Company agrees to take all necessary and appropriate action, including by litigation or obtaining a court order, to compel Lennar to pay the total amount of waived Management Fee payments over the course of the Dispute Period to the Manager, in accordance with the terms of the Founder’s Rights Agreement. In the event the expiration or termination of this Agreement occurs during a Dispute Period in which the Manager has waived all Management Fee payments pursuant to this Section 10(b), the provisions regarding the Company’s obligation to compel Lennar to pay the Manager the total amount of waived Management Fee payments over the course of the Dispute Period up to the date of the expiration or termination of this Agreement in the event the legal dispute is resolved in the Company’s favor shall survive the expiration or termination of this Agreement.

(c) The Management Fee shall be payable independent of the performance of the Company, the HOPP’R or the Investments. The Manager may waive all or a portion of its fees.

11. Expenses.

(a) The Manager shall pay and/or otherwise be responsible for all expenses of the Company, including Operating Expenses, other than the following: (i) Offering Expenses, including any underwriting discounts or commissions (ii) legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the Company’s ordinary course of business, and (iii) costs associated with the ownership and maintenance of land on which any counterparty has failed to exercise its option to reacquire from the Company, including maintenance, upkeep and other fees ((i)-(iii) collectively referred to as “Reimbursable Expenses”).

(b) The Manager shall prepare a statement documenting all Reimbursable Expenses incurred during each quarter, and shall deliver such statement to the Board within 15 business days after the end of each quarter. Reimbursable Expenses incurred by the Manager on behalf of the Company and payable pursuant to this Section 11 shall be reimbursed by the Company no later than the 15th business day immediately following the date of delivery of such statement of Reimbursable Expenses to the Company.

12. Other Services. Should the Board request that the Manager or any director, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Manager and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

13. Other Activities of the Manager. Except as set forth in this Section 13 and subject to the provisions and restrictions included in the Allocation Policy, nothing herein contained shall prevent the Manager or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs and other activities related to providing the HOPP’R to the Company’s customers) and the management of other programs advised, sponsored or organized by Kennedy Lewis or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Manager or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services; provided, however, that the Manager and its Affiliates (a) must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement, (b) may only engage in the activities described in this Section 13 to the extent allowed by and in accordance with the Allocation Policy. The Manager may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service.

The Board acknowledges that the Manager and its Affiliates are subject to various conflicts of interest, including without limitation, those set forth in the Registration Statement. The Manager shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is reasonably likely to create a conflict of interest between the Manager’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. Any such potential or actual conflict of interest must be approved by a majority of Independent Directors, except with respect to other opportunities or transactions that the Manager or its Affiliates may engage in in accordance with the Allocation Policy.

14. Term and Termination Without Cause.

(a) This Agreement shall become effective on the Spin-Off Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Spin-Off Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager terminates this Agreement in accordance with Section 14(b) or 14(e), respectively.

(b) Notwithstanding any other provision of this Agreement to the contrary, (A) upon 180 days’ written notice in connection with an Accelerated Termination, or (B) upon 180 days’ written notice prior to the expiration of the Initial Term or any Automatic Renewal Term, as applicable (each such written notice referred to in Section 14(b)(A) and (B), the “Termination Notice”), the Company may, without cause, in connection with an Accelerated Termination or the expiration of the Initial Term or the then current Automatic Renewal Term, as applicable, terminate this Agreement (a “Termination Without Cause”) upon the affirmative vote of at least a majority of the Independent Directors (or, in the case of an Accelerated Termination, the affirmative vote of at least two-thirds of the Independent Directors), in their sole discretion, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) a determination that the Management Fee payable to the Manager is excessive, subject to Section 14(c). In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on (i) the 180th day following the delivery of the Termination Notice in connection with an Accelerated Termination, or (ii) the last day of the Initial Term or Automatic Renewal Term, as the case may be (in each case, the “Effective Termination Date”).

(c) Notwithstanding the provisions of Subsection (b) above, if (A) the reason for termination specified in the Company’s Termination Notice is that a majority of the Independent Directors (or, in the case of an Accelerated Termination, two-thirds of the Independent Directors) have determined that the Management Fee payable to the Manager is excessive, and (B) the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term, as applicable, at rates that at least a majority of the Independent Directors determine to be not excessive, as agreed to in accordance with Subsection (d) below, then the Company shall not have the foregoing right to Termination Without Cause.

(d) The Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee. Thereupon, the Company (acting through the Board) and the Manager shall endeavor to negotiate the Management Fee in good faith. Provided that the Company and the Manager agree to a revised Management Fee or other compensation structure within 60 days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee or other compensation structure shall be the revised Management Fee or other compensation structure effective as of the date as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Management Fee or other compensation structure during such 60 day period, this Agreement shall terminate 120 days after the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date as a condition of such termination action being effective.

(e) No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon the Effective Termination Date next following the delivery of such notice. The Company shall not be required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(e).

(f) Except as set forth in this Section 14, a Termination Without Cause pursuant to this Section 14 shall be without any further liability or obligation of either Party to the other, except as provided in Section 8, Section 11(b), Section 16, Section 17 and Section 22.

(g) This Agreement may not be terminated by the Company for any reason during the Initial Term, except in connection with an Accelerated Termination or pursuant to Section 15.

15. Termination for Cause and Duties Upon Termination.

(a) The Company upon the direction of a majority of the Independent Directors may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors to the Manager (a “Cause Termination Notice”), without payment of any Termination Fee, if (i) the Manager, its agents or assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if within 30 days after the written notice the Manager begins making diligent efforts to cure such breach), (ii) there is a commencement of any proceeding relating to Kennedy Lewis’ or the Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) it is determined that Kennedy Lewis or the Manager committed fraud against the Company, misappropriated or embezzled funds of the Company, or acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of the Manager’s duties under this Agreement, or (iv) the Manager is dissolved (each of the occurrences or conditions in (i) through (iv) being Cause”).

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice).

(c) The Manager shall promptly upon termination of this Agreement:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and Reimbursable Expenses for which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company then in the custody of the Manager.

(d) In addition, the Manager, following termination of this Agreement, shall:

(i) provide the Company with all information reasonably necessary or appropriate to enable the Company prepare all required financial statements, quarterly and annual REIT testing, and all required tax returns or other tax related documents (including requests for refunds);

(ii) reasonably cooperate with the Company, at the Company’s expense, to provide an orderly management transition, including by performing all obligations pursuant to Section 5 and performing all duties and responsibilities pursuant to a Post-Termination Management Extension, if requested by the Board of Directors of the Company, including continue to undertake the Manager’s Duties and provide Administrative Services in accordance with the terms of this Agreement for up to 180 days following termination of this agreement.

16. Limitation of Liability, Exculpation and Indemnification by the Company.

(a) Whether or not expressly provided in this Agreement, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Manager or any of its respective Affiliates and their respective partners, members, officers, directors, employees and agents (including parties acting as agents for the execution of transactions) (each, a “Covered Person” and collectively, “Covered Persons”) shall be subject to the provisions of this Section.

(b) To the fullest extent permitted by law, no Covered Person shall be liable to the Company (including but not limited to (i) any act or omission by any Covered Person in connection with the conduct of the business of the Company, that is determined by such Covered Person in good faith to be in or not opposed to the best interests of the Company, (ii) any act or omission by any Covered Person based on the recommendation of any professional advisor of the Company whom such Covered Person believes is authorized to make such recommendations on behalf of the Company, (iii) any act or omission by the Company, or (iv) any mistake, negligence, misconduct or bad faith of any broker or other agent of the Company selected by the Covered Person with reasonable care), unless any act or omission by such Covered Person constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration tribunal of competent jurisdiction).

(c) A Covered Person may consult with legal counsel to, or accountants for, the Company and any act or omission by such Covered Person on behalf of the Company or in furtherance of the business of the Company in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and such Covered Person shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

(d) To the fullest extent permitted by law, the Company shall indemnify and save harmless Covered Persons, from and against any and all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Covered Person and arise out of or in connection with the business or investments of the Company, or the performance by the Covered Person of its responsibilities hereunder, provided that the Covered Person shall not be entitled to indemnification hereunder to the extent the Covered Person’s conduct constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration tribunal of competent jurisdiction). The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration tribunal of competent jurisdiction).

(e) Expenses incurred by a Covered Person in defense or settlement of any claim that shall be subject to a right of indemnification hereunder, shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder.

(f) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all indemnification rights to which the Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Covered Person’s successors, assigns and legal representatives.

(g) The provisions of this Section 16 are expressly intended to confer benefits upon Covered Persons and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

(h) No Covered Person shall be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

17. Indemnification by the Manager.

(a) The Manager shall indemnify and hold harmless the Company and its subsidiaries from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of (i) the Manager’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties, or (ii) any claims by the Manager’s employees or Third Parties relating to their employment or engagement on behalf of the Company; provided, however, that the Manager shall not be held responsible for any action of the Board in following or declining to follow any written advice or written recommendation given by the Manager.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate maximum amount that the Manager may be liable to the Company pursuant to this Agreement shall, to the extent not prohibited by law, never exceed the amount of the total Management Fees received by the Manager under this Agreement. In no event shall the Manager be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever.

(c) The provisions of this Section 17 are expressly intended to confer benefits upon the Company and its subsidiaries and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

18. Representations and Warranties.

(a) The Company hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder. The Company has the power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it expects to engage and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, if any, taken as a whole.

(ii) The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.

(iii) This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, a legal, valid, and binding instrument, agreement or document of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(iv) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of the property, assets or revenues of the Company pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in Maryland. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company (which it shall do promptly after being required to do so). The Manager has the limited partnership power and authority and the legal right to conduct the business in which it is expected to engage as Manager and is duly qualified as a foreign partnership and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager or the Company.

(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager. No consent of any other Person, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.

(iii) This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, a legal, valid, and binding instrument, agreement or document of the Manager enforceable against the Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(iv) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager or any Affiliate, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager or any Affiliate, or the Governing Instruments of, or any securities issued by the Manager or any Affiliate or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager or any Affiliate is a party or by which the Manager or any Affiliate or any of their respective assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager or the Company, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

19. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	Millrose Properties, Inc.
[redacted]
[redacted]
[redacted]
Attention: [redacted]

with a copy to:

Hunton Andrews Kurth LLP
[redacted]
[redacted]
Attention: [redacted]

To the Manager:	Kennedy Lewis Land and Residential Advisors LLC
[redacted]
[redacted]
[redacted]
Attention: [redacted]

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
[redacted]
[redacted]
Attention: [redacted]

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 19.

20. Modification. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees. Further, Section 25 cannot be amended without the consent of Lennar.

21. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Governing Law; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS AT THE TIME IN EFFECT, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK INCLUDING ANY APPELLATE COURTS THEREFROM. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

23. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

24. Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

25. Assignments. This Agreement may not be assigned, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors, except that this Agreement may not be assigned in whole or in part to any assignee that is, or is an affiliated with, a company engaged in land development or construction, sale or rental of single family homes or multifamily residential buildings. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the consent of the Company or the approval of the Company’s Independent Directors, delegate to one or more of its Affiliates, including sub-advisors where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

For purposes of this Section 25, the occurrence of both David K. Chene and Darren L. Richman (i) ceasing to exercise control over the management or decision-making process at Kennedy Lewis, (ii) ceasing to exercise direct or indirect control (including through delegated employees) over the management of the Company or (iii) transferring or conveying any membership interests in Kennedy Lewis, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or a company (or any affiliate thereof) engaged primarily in acquiring and developing homesites in the United States will be deemed to constitute an assignment, in whole, of this Agreement by the Manager and its Affiliates.

26. No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

27. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

28. Headings. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

30. Third Party Beneficiaries. Solely for purposes of Section 5 and Section 10(b) herein, the parties acknowledge and agree that Lennar is an intended third party beneficiary and shall be entitled to an injunction or an order of specific performance (or another non-monetary equitable remedy) to cause the provisions in Section 5 and Section 10(b) herein to be enforced for the benefit of Lennar in furtherance of protecting and exercising its rights under the Founder’s Rights Agreement. The parties acknowledge and agree that no amendment or waiver of Section 5 and Section 10(b) herein, which would adversely affect the rights and benefits of Lennar, as an intended third party beneficiary, shall be effective without the written consent of Lennar.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Millrose Properties, Inc.

By:
Name:
Title:

Kennedy Lewis Land and Residential Advisors LLC

By:
Name:
Title:

[Signature Page to Management Agreement]

EXHIBIT A

Description of Administration Services.

Manager will perform the following administration services:

(i)

Engage in and conduct activities associated with the on-going monitoring and servicing of investments, including without limitation: (a) calculation, invoicing, collection of all amounts owed to the Company and its subsidiaries under all HOPP’R transaction documents, including, initial option deposits; monthly option fees; homesite sale proceeds; and any other income due and payable under the in-place option agreements and/or construction agreements; (b) receipt, review and execution of homesite purchase documentation in accordance with all HOPP’R transaction documents; (c) receipt, review and where appropriate, execution of property related documentation including at closing and throughout the life of the property and development; (d) depositing payments received into accounts of the Company and its subsidiaries; and (e) liaise with homebuilder counterparties as needed;

(ii)

Option termination and default management will include, without limitation, the following: (a) identify option termination and defaults and issue notices, (b) engage in risk mitigation and recovery efforts with counterparty, including oversight of third party vendors; and oversight and analysis of remaining horizontal development, and (c) facilitate sale of land assets not repurchased by Lennar or other Persons, as applicable, pursuant to its option to repurchase such land assets;

(iii)

Record keeping and document management will include, without limitation, the following: (a) the HOPP’R documents, including maintaining complete sets of closing documentation and amendments; maintaining records and copies of all executed project documents, takedown requests, construction draws and notices; and maintaining and timely filing memorandum of option terminations; and (b) maintaining all electronic communications in accordance with the Manager’s guidelines;

(iv)	Coordinate contractual relationships and communications between the Company and its contractual service providers;

(v)

Assist with any future equity offerings by the Company and with the registration of any securities of the Company, including as required under the Registration Rights Agreement dated [•], 2024 by and between Lennar and the Company;

(vi)	cooperate to execute on any acquisition that the Company may be obligated to pursue and execute pursuant to any of the HOPP’R transaction documents with Lennar;

(vii)

Prepare for execution and file the Company’s federal and state tax returns: prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations, and prepare income and capital gain distributions;

(viii)	Prepare the quarterly and annual financial statements in compliance with GAAP;

(ix)	Monitor the Company’s compliance with the Code and SEC reporting requirements;

(x)

Prepare, coordinate with the Company’s counsel and coordinate all filings with the SEC, including: quarterly reports on Form 10-Q; annual reports on Form 10-K, and current reports on Form 8-K; assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act for the officers and directors of the Company, such filings to be based on information provided by those persons;

(xi)

Assist in the preparation of notices of meetings of shareholders, coordinate preparation of proxy statements, including obtaining information required to be disclosed by applicable regulations and the engagement of proxy solicitors on behalf of the Company, and perform investor-relations and Stockholder communications functions for the Company;

(xii)

Assist in obtaining directors’ and officers’ errors and omissions insurance policies and other insurance policies that pertain to the operation of the Company’s business (such as property, cybersecurity and general liability insurance) for the Company, including evaluation of insurance carriers, recommending appropriate coverage levels and evaluating the costs thereof, as such policies are approved by the Company’s Board of Directors;

(xiii)	Draft agendas and resolutions for quarterly and special board meetings;

(xiv)	Coordinate the preparation, assembly and posting of board materials;

(xv)	Attend board meetings and draft minutes thereof;

(xvi)	Maintain the Company’s calendar to assure compliance with various filing and board approval deadlines;

(xvii)	Assist the Company in the handling of SEC examinations and responses thereto;

(xviii)

Provide (to such person or entity as agreed between the Company and Manager) a sub-certification in support of certain matters set forth in the certifications required to be delivered by the Company’s chief executive officer and chief financial officer as part of the Company’s Form 10-Q or Form 10-K filing pursuant to regulations promulgated by the SEC, such sub-certification to be in such form and relating to such matters as agreed between the Company and Manager from time to time. The Manager shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xix)	Prepare and coordinate the Company’s state notice filings;

(xx)

Furnish the Company office space in the offices of Manager, or in such other place or places as may be agreed from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs of the Company, and the procurement and maintenance of appropriate information technology services to perform the administrative services described herein;

(xxi)	Perform clerical, bookkeeping and other administrative services not provided by the Company’s other service providers;

(xxii)

Determine or oversee the determination of the Company’s Tangible Assets in accordance with the Company’s policies as adopted from time to time by the Board of Directors provided that any such determination for the purpose of calculating Manager’s Management Fee may be reviewed by the Board of Directors, a risk committee of the Board of Directors or another committee consisting entirely of Independent Directors pursuant to Section 9;

(xxiii)

Oversee the maintenance by the Company’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Company and maintain (or oversee maintenance by such other persons as approved by the Board of Directors) such other books and records required by law or for the proper operation of the Company;

(xxiv)	Prepare such information and reports as may be required by any stock exchange or exchanges on which the Company’s securities are listed;

(xxv)

Determine the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders and recommend to the Board the amounts of dividends that should be paid and the extent to which those dividends should be cash or Shares; calculate, analyze and prepare a detailed income analysis and forecast future earnings for presentation to the Board of Directors; prepare and arrange for dividend notices to shareholders, as applicable, and provide the Company’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Company’s dividend reinvestment plan, if any;

(xxvi)	Serve as liaison between the Company and each of its service providers;

(xxvii)

Assist in monitoring and tracking the daily cash flows of the individual assets of the Company, as well as security position data of portfolio investments; assist in resolving any identified discrepancies with the appropriate third party, including the Company’s custodian, administrative agents and other service providers, through various means including researching available data via agent notices, financial news and data services, and other sources;

(xxvii)	Monitor compliance with leverage tests under the Company’s credit facility, if any, and communicate with leverage providers and rating agencies;

(xxviii)	Coordinate negotiation and renewal of credit agreements for presentation to the Board of Directors;

(xxix)	Coordinate negotiations of agreements with counterparties and the Company’s custodian for derivatives and similar transactions, as applicable;

(xxx)	Retain, coordinate and oversee the provision of legal services to the Company;

(xxxi)

Cooperate with the Company’s independent registered public accounting firm in connection with audits and reviews of the Company’s financial statements, including interviews and other meetings, as necessary;

(xxxii)	Provide Secretary and any Assistant Secretaries, Treasurer and any Assistant Treasurers and other officers for the Company as requested or required by Maryland law;

(xxxiii)	Develop or assist in developing guidelines and procedures to improve overall compliance by the Company;

(xxxiv)	Determine and monitor expense accruals for the Company;

(xxxv)	Authorize expenditures and approve bills for payment on behalf of the Company;

(xxxvi)	Monitor the number of Shares registered under the Securities Act and assist in the registration of additional Shares, as necessary;

(xxxvii)	Exercise or procure the exercise of any rights of the Company with respect to any class action proceedings or other legal action concerning investments of the Company;

(xxxviii)	Prepare such reports as the Board of Directors of the Company may request from time to time;

(xxxix)

Notify the Company promptly (and no later than within ten days) of any acquisition or disposition of ownership, directly or indirectly, beneficially or of record, by David K. Chene or Darren L. Richman of any membership interests of Kennedy Lewis;

(xl)

Provide to the Company a certificate (signed by an officer of Kennedy Lewis) of ownership of the aggregate issued and outstanding membership interests of Kennedy Lewis, including, but not limited to, any acquisition or disposition of ownership of any membership interests by David K. Chene or Darren L. Richman, that the Board of Directors of the Company may request from time to time, but no more than once per quarter; and

(xli)	Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between the Company and Manager.

EXHIBIT B

Investment Guidelines

General Guidelines and Procedures for Providing the HOPP’R

1.	Maintain geographic diversity so that no more than 40% of the total value of the Company’s real estate assets are concentrated in a single state.

2.	Limit real estate assets with discretionary entitlements that create unnecessary risk to the projected time schedule.

3.	Ensure execution of construction agreements allocating responsibility to counterparty for completion of all sitework and guarantee of costs in excess of budget.

4.	Ensure execution of an option agreement on or prior to closing with a defined Homesite takedown schedule.

5.	Invest in real estate assets with a primary planned use as homesites for single-family detached and/or attached homes.

6.

Invest in real estate assets that are free from liens and encumbrances or material transfer restrictions and without pending moratoriums on building or development on the property; provided, however, that the real estate assets may be subject to Community Development Districts (CDDs), Mello-Roos Community Facilities Districts (CFDs) (California), Municipal Utility Development Districts (MUDDs) (Texas), or other special-purpose districts or special taxing districts used to finance public improvements and infrastructure.

7.	Invest in real estate assets for which there is a satisfactory Environmental Site Assessment dated no earlier than 180 days prior to the date of acquisition of such property.

8.	Invest in real estate assets that allow builder rights to such assets to be assignable.

9.	No investment will be made that would cause the Company to fail to qualify as a REIT.

10.	No investment will be made that would cause the Company to register as an investment company under the Investment Company Act.

11.

Subject to the terms of the Allocation Policy and the requirements for maintaining the Company qualification as a REIT, the Manager may invest as it deems appropriate any proceeds of future offering by the Company and cash from operations and capital transactions in excess of the amount required for the purchase of real estate assets pursuant to these Investment Guidelines may be invested as the Manager deems appropriate, subject to the requirements for maintaining the Company’s qualification as a REIT including complying with section 856(c)(4)(B)(iv) which prohibits a REIT from holding securities (a) from a single issuer that represent more than five percent of the value of the REIT’s total assets (b) representing more than ten percent of the voting power of any one issuer, or (c) representing more than ten percent of the value of any one issuer.

B-1

EXHIBIT C

Manager Investment Allocation Policy

Dated [•], 2024

Certain entities managed by affiliates of Kennedy Lewis Investment Management LLC (“Kennedy Lewis”) are currently allocating capital to the land banking strategy: Kennedy Lewis Capital Partners Master Fund III LP and its related parallel vehicles KLIM Delta HQ3 LP and Kennedy Lewis Capital Partners (EU) SPV LP (“Fund III”) and Kennedy Lewis Residential Property Income Company LP (“KLRES,” and together with Fund III, the “Kennedy Lewis Priority Accounts”). Fund III is advised by Kennedy Lewis Management LP and KLRES is advised by Kennedy Lewis Residential Property Income Advisors LLC. Kennedy Lewis also manages Millrose Properties, Inc. (“Millrose”), which provides land banking to home builders and developers. Additionally, subject to the restrictions and limitations set forth herein, Kennedy Lewis may allocate capital to land banking investments through other vehicles and may raise other funds or capital vehicles with the ability to allocate capital to land banking investments (“Overflow Funds”), including with respect to any third party who sends a writing to Millrose stating that it will not do business with Millrose and will only do such business with Kennedy Lewis and/or its affiliates outside of Millrose (a “Non-Millrose Deal”).

1.	Definitions

“Available Capital” shall mean (i) for Kennedy Lewis Priority Accounts, any capital available for investment and not subject to commitments of each respective entity, and (ii) for Millrose, any capital available for investment except for capital over which Lennar has exercised Lennar’s Capital Priority Right (as such terms are defined in the Founder’s Rights Agreement).

“HOPP’R” shall mean Lennar’s homesite option purchase platform, a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale.

“KL” means Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis.

“KL Existing Investment” shall mean land that is part of an existing land banking investment of Kennedy Lewis.

“KL Follow-on Investment Opportunity” shall mean an opportunity to land bank additional land that is generally adjacent to but in all cases is an integral part of a land development project that includes, a KL Existing Investment.

“Lennar Related Ventures” shall have the meaning ascribed to such term in the Master Program Agreement.

“Management Agreement” shall mean the Management Agreement, by and between Millrose and KL, dated as of [•], 2024.

“Master Program Agreement” shall mean the Master Program Agreement, by and between Millrose and U.S. Home, LLC, dated as of [•], 2024.

“Other Customers” shall mean any residential home builder or real estate development company in the United States, excluding Lennar and any Lennar Related Ventures, that can utilize the HOPP’R or similar arrangements with Millrose (through any Other Subsidiaries).

“Other Subsidiaries” means any subsidiaries of Millrose, other than Millrose Properties Holdings, LLC and any Property LLCs, that may be created from time to time for the purpose of providing the HOPP’R to any Lennar Related Ventures or Other Customers.

“Property LLC” shall have the meaning ascribed to such term in the Recognition, Subordination and Non-Disturbance Agreement, by and among Millrose, Millrose Properties Holdings, LLC, each Property LLC and U.S. Home, LLC, dated as of [•], 2024.

2.	Millrose Directed Transactions

During the time that KL serves as the manager of Millrose, for transactions with Other Customers that are directed by Lennar or others to Millrose, or that specifically request to engage in land banking with Millrose (collectively, “Millrose Directed Customers”), KL will adhere to that preference and will direct 100% of the investment opportunity to Millrose, provided that Millrose has Available Capital. Further, any follow-on transactions with Millrose Directed Customers will also be directed to Millrose without application of the allocation policy, provided that Millrose has Available Capital.

3.	Kennedy Lewis Follow-on Transactions

If KL is presented a KL Follow-on Investment Opportunity, then KL may direct 100% of such KL Follow-on Investment Opportunity to Kennedy Lewis Priority Accounts or Overflow Funds. Any opportunity related to a KL Existing Investment or an existing Kennedy Lewis client that is presented to KL and does not qualify as a KL Follow-on Investment Opportunity shall be subject to the allocation procedures detailed in Section 4.

4.	All Other Transactions

For all other transactions with Other Customers, KL will adhere to the following allocation procedures when allocating land banking opportunities between Millrose and the Kennedy Lewis Priority Accounts during Kennedy Lewis Priority Accounts’ investment periods:

4.1.

The initial step in the allocation of an investment opportunity is KL’s determination as to whether Millrose or a Kennedy Lewis Priority Account is most appropriate for the opportunity based on an evaluation of various factors (the “Allocation Considerations”), including but not limited to:

a.	The size, nature and type of the opportunity (including the risk and return profiles of the land parcels, expected holding period and other attributes);

b.	The requirements of the investment guidelines of the Kennedy Lewis Priority Accounts and Millrose;

c.	Principles of diversification of assets;

d.	Expected future capacity of the Kennedy Lewis Priority Accounts and Millrose;

e.	Available Capital (including for pipeline, follow-on and other opportunities);

f.	Follow-on nature of the transaction; and

g.

Other portfolio management considerations reasonably deemed relevant by KL (including, among others, legal, regulatory, tax, structuring, compliance, investment-specific, timing and similar considerations).

4.2.

With regard to an investment that is deemed appropriate for Millrose and not a Kennedy Lewis Priority Account after evaluation of the Allocation Considerations, the investment will be allocated to Millrose.

4.3.

With regard to investments that are deemed appropriate for both Millrose and a Kennedy Lewis Priority Account after evaluation of the Allocation Considerations, the investment will be allocated to Millrose and a Kennedy Lewis Priority Account on a rotation basis (the “Rotation Allocation”). The Rotation Allocation will begin with Millrose, then the Kennedy Lewis Priority Account and alternate thereafter, subject to Section 4.8.

4.4.

If there is more than one investment opportunity to be allocated at a given time, the order of the Rotation Allocation will be based on the date the investment opportunities were first presented to the KL Investment Committee, with the oldest investment being allocated first.

4.5.

If Millrose chooses not to pursue an investment opportunity allocated pursuant to the Rotation Allocation procedure because it either doesn’t have Available Capital or because that investment opportunity is not appropriate because it doesn’t satisfy the Allocation Considerations, KL will allocate the investment opportunity to a Kennedy Lewis Priority Account.

4.6.

If a Kennedy Lewis Priority Account chooses not to pursue an investment opportunity allocated pursuant to the Rotation Allocation procedure for any reason, KL will allocate the investment opportunity to Millrose or, as the case may be, attempt to renegotiate the terms of such investment opportunity so that it may be suitable for Millrose, assuming Millrose has Available Capital.

4.7.	No Overflow Fund will be part of the Rotation Allocation and no such fund will be provided a land banking opportunity by KL except as follows:

a.

If neither Millrose nor a Kennedy Lewis Priority Account has sufficient Available Capital for a land banking opportunity at the applicable time, then such opportunity may be allocated to an Overflow Fund at the discretion of KL; and

b.	With the approval of the Board of Directors of Millrose, an Overflow Fund may be recategorized so that it is part of the Kennedy Lewis Priority Account and is eligible for the Rotation Allocation.

4.8.

Following the completion of the Kennedy Lewis Priority Accounts’ investment period, the Rotation Allocation will terminate and KL will allocate each land banking opportunity solely to Millrose, provided that Millrose has Available Capital, subject to a Non-Millrose Deal.

5.	Limitation on Fund Raising by KL and Affiliates

5.1.

Except as set forth herein regarding Overflow Funds and the $1B Allocation (as defined below), KL, on behalf of itself and any investment management company that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with KL (collectively, “Kennedy Lewis Companies”), agrees that without the approval of the Millrose Board of Directors, it will not raise funds, or engage anybody else to raise funds for any entity or otherwise to provide land banking or any similar form of real estate financing, other than for Millrose or a subsidiary of Millrose.

5.2.

Notwithstanding Section 5.1, the Kennedy Lewis Companies are permitted to raise capital contributions for Kennedy Lewis Capital Partners Master Fund IV LP and its related parallel vehicles (a successor fund to Fund III) without obtaining the consent of the Millrose Board of Directors, and Kennedy Lewis Companies, in their discretion, may allocate up to a total of $1 billion of such capital raised for land banking investing (the “$1B Allocation”).

5.3.

For the avoidance of doubt, the Kennedy Lewis Companies shall be permitted to raise, (1) capital for successor funds to Fund III, which, except for the $1B Allocation will be deemed an Overflow Fund, (2) capital for other investment vehicles that may allocate to land banking but whose primary investment strategy is not land banking, which will be deemed an Overflow Fund; and (3) capital for investment vehicles whose primary investment strategy is land banking, which vehicles will then be Overflow Funds.

6.	Reporting

As part of KL’s quarterly reporting to the Millrose Board of Directors, KL shall report on (i) the number of KL Follow-on Investment Opportunities that were allocated to Kennedy Lewis Priority Accounts or Overflow Funds during that quarter and certify that such allocations were done in accordance with the terms hereof and (ii) the number of investment opportunities that were allocated in accordance with, and the number of investment opportunities excluded from, the Rotation Allocation.

7.	Amendments

No provision of this Manager Investment Allocation Policy may be amended, waived, discharged or terminated orally, but only by an instrument in writing approved by the Millrose Board of Directors and an authorized representative of KL.

C-4